As filed with the Securities and Exchange Commission on July 11, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________________

NERDWALLET, INC.
(Exact name of registrant as specified in its charter)
_____________________________________

Delaware	45-4180440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
55 Hawthorne Street, 11th Floor
San Francisco, California 94105
(Address of principal executive offices, including zip code)

2022 Inducement Equity Incentive Plan
(Full title of the plan)

Tim Chen
Chief Executive Officer
NerdWallet, Inc.
55 Hawthorne Street, 11th Floor
San Francisco, California 94105
(415) 549-8913
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Bryan K. Brown Justin W. McKithen Jones Day 717 Texas Avenue Suite 3300 Houston, Texas 77002 (832) 239-3939	Ekumene Lysonge Aby Castro Office of the General Counsel NerdWallet, Inc. 55 Hawthorne Street, 11th Floor San Francisco, California 94105 (415) 549-8913

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On June 23, 2022, the Compensation Committee (the Compensation Committee) of the Board of Directors of NerdWallet, Inc. (the Registrant) adopted the NerdWallet, Inc. 2022 Inducement Equity Incentive Plan (the Plan), pursuant to which the Registrant reserved 1,998,531 shares of Class A common stock, par value $0.0001 per share (Class A common stock) to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individuals' entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. The Plan was adopted by the Compensation Committee without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules and became effective on July 11, 2022.
This Registration Statement on Form S-8 (this Registration Statement) is being filed to register the 1,998,531 shares of Class A common stock issuable pursuant to the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the rules and regulations of the Securities and Exchange Commission (SEC). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC are incorporated by reference into this Registration Statement:
a)    The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 24, 2022;
b)     The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 3, 2022;
c)     The Registrant’s Current Reports on Form 8-K filed with the SEC on April 5, 2022, May 26, 2022, June 24, 2022 and July 11, 2022 (excluding any portions thereof which are deemed “furnished” rather than filed with the SEC); and
d)     The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on November 1, 2021 (File No. 001-40994) under Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.
Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the DGCL) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended (the Securities Act). In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors, officers, and other agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by the DGCL or any other applicable law as it presently exists or may hereafter be amended and permit the Registrant to indemnify its other officers, employees and other agents, in each case as set forth in the DGCL or any other applicable law.
The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal actions, proceedings, or investigations to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Registrant.
The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
See also the Undertakings set forth in the response to Item 9 herein.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description of Exhibit	Location
4.1	Amended and Restated Certificate of Incorporation of the Registrant.	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (No. 001-40994) filed November 10, 2021
4.2	Amended and Restated Bylaws of the Registrant.	Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (No. 001-40994) filed November 10, 2021
5.1	Opinion of Jones Day.	Filed herewith
23.1	Consent of Deloitte & Touche LLP.	Filed herewith
23.2	Consent of Jones Day (included in Exhibit 5.1).	Filed herewith
24.1	Power of Attorney (included on the signature page hereto).	Filed herewith
99.1	NerdWallet, Inc. 2022 Inducement Equity Plan.	Filed herewith
99.2	Form of RSU Inducement Award Agreement for OTB Founders under the NerdWallet, Inc. 2022 Inducement Equity Incentive Plan.	Filed herewith
99.3	Form of RSU Inducement Award Agreement for Other Employees under the NerdWallet, Inc. 2022 Inducement Equity Incentive Plan.	Filed herewith
107	Filing Fee Table.	Filed herewith

Item 9.    Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in Exhibit 107 to the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of such annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, State of California, on this 11th day of July 2022.

NERDWALLET, INC.

By:	/s/ Tim Chen
Name: Tim Chen
Title: Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tim Chen, Lauren StClair and Ekumene Lysonge, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 of NerdWallet, Inc., and any and all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tim Chen	Chief Executive Officer and Chairman of the Board of Directors	July 11, 2022
Tim Chen	(Principal Executive Officer)

/s/ Lauren StClair	Chief Financial Officer	July 11, 2022
Lauren StClair	(Principal Financial and Principal Accounting Officer)

/s/ Jennifer Ceran	Director	July 11, 2022
Jennifer Ceran

/s/ Lynne Laube	Director	July 11, 2022
Lynne Laube

/s/ Thomas Loverro	Director	July 11, 2022
Thomas Loverro

/s/ Kenneth McBride	Director	July 11, 2022
Kenneth McBride